CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statements of German American Bancorp on Form S-3 (File No. 33-92202) and Form S-8 (File No. 333-80605, 333-81837, and 333-81839) of our report, dated February 16, 1998, on the consolidated financial statements of CSB Bancorp as of December 31, 1997 and for the year then ended, appearing in German American Bancorp's Annual Report on Form 10-K for the year ended December 31, 1999.


Gaither Rutherford & Co., LLP
March 28, 2000
Evansville, Indiana